EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Carl Hymans
Ted Karkus
Chairman of the Board, CEO	(212) 725-4500 ext. 304
(215) 345-0919 ext. 114	carlh@schwartz.com

Quigley CEO, Ted Karkus, Announces Phase One of 2010 Strategic Plan

Karkus reports that the primary focus will be on leveraging its OTC platform

Company aggressively seeking product acquisitions and line extensions which leverage its distribution network, says Karkus

DOYLESTOWN, PA. – December 3, 2009 – Ted Karkus, Chairman and CEO of The Quigley Corporation, (NASDAQ: QGLY) www.quigleyco.com announced today that the Company has completed its evaluation of its opportunities to develop prescription pharmaceutical and OTC products and has concluded that it is in its best interests to focus primarily on the OTC/Personal Care marketplace, which may include but are not limited to its Cold-EEZE(R)  and Kids-EEZE(R)  brands, as well as other homeopathic, dietary supplement, cosmetic, cosmeceutical, first aid, functional food and beverage products.   Mr. Karkus, the Company’s Board of Directors, the Company’s executive team, and an outside consultant have concluded that the costs and risks associated with continuing to develop a line of prescription pharmaceutical products are not warranted.

Mr. Karkus stated, “The Company has determined that further material investment in the Pharma subsidiary’s existing products under development would be curtailed in light of its view concerning market opportunities, regulatory pathways, the need for further robust and consistent preclinical and clinical testing and continued requirements in the areas of commercial formulation and development.”

However, the Company has identified certain Pharma subsidiary products that it feels may warrant further reasonable investment in order to determine whether they present significant commercial opportunities.  The products it will continue to investigate include QR333 (potential topical symptomatic relief of diabetic peripheral neuropathy); QR440 (potential relief of inflammation and joint pain); and QR448 (potential anti-infective against infectious bronchitis in poultry).

Mr. Karkus has announced that future investment of Company resources in the Quigley Pharma Division will be significantly reduced in favor of continued development and building of the Cold-EEZE(R) brand and a broader consumer product platform. “We are particularly interested in leveraging our distribution network in mass, pharmacy and grocery retail by acquiring or developing additional personal care and OTC products. Focusing on products that can quickly be brought to market and do not require years of research and development should significantly reduce product development costs and lead time, while at the same time yielding increased revenues and profits”, said Mr. Karkus.  He added “We are aggressively searching for product acquisitions and researching line extensions of our Cold-EEZE(R) and Kids-EEZE(R) brands to accomplish these goals, diversify our product offerings and to set the stage for future growth of our Company.”

About The Quigley Corporation

The Quigley Corporation (Nasdaq: QGLY) (http://www.Quigleyco.com) is a diversified natural health medical science company. Its Cold Remedy segment is a leading marketer and manufacturer of the Cold-EEZE(R) family of lozenges and sugar free tablets clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE(R) customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies. The Quigley Corporation has several wholly owned subsidiaries including Quigley Manufacturing Inc., which consists of an FDA approved facility to manufacture Cold-EEZE(R) lozenges and fulfill other contract manufacturing opportunities, and Quigley Pharma, Inc., (http://www.QuigleyPharma.com), which conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.